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                                                                    Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-4914, No. 333-7294, No. 333-8940, No. 333-10522 and No. 333-11978 of Lernout &
Hauspie Speech Products N.V. on Forms S-8 and to the incorporation by reference in Registration Statements No. 333-9014, No. 333-9306, No. 333-10250, No. 333-
10248, No. 333-10600, and No. 333-11324 of Lernout and Hauspie Speech Products N.V. on Forms F-3 of our report dated February 11, 2000 (March 7, 2000 as to
Note 14), appearing in the Annual Report on Form 10-K of Dictaphone Corporation and subsidiaries, which is incorporated by reference in this Current Report of Lernout & Hauspie Speech Products N.V. on Form 8-K/A.


/s/ Deloitte & Touche LLP

Hartford, Connecticut
May 24, 2000